As filed with the Securities and Exchange Commission on October 18, 2018

File No. 333-223633

SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

(Check Appropriate Box or Boxes)

[   ] Pre-Effective Amendment No.

[X] Post-Effective Amendment No. 1

SCM TRUST

(Exact Name of Registrant as Specified in Charter)

1050 17th Street, Suite 1710

Denver, CO 80265

(Address of Principal Executive Offices)

(800) 955-9988

(Area Code and Telephone Number)

____________________

Gregory Pusch, CCO

SCM Trust

1050 17th Street, Suite 1710

Denver, CO 80265

(Name and Address of Agent for Service)

With copies to:

Peter H. Schwartz, Esquire

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, CO 80202
____________________

This post-effective amendment no. 1 to the Registration Statement on Form N-14 of the Registrant is being filed solely to add Exhibit 11 and Exhibit 12(a) to Part C of the Registration Statement previously filed with the Commission on June 1, 2018.

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

PART C

OTHER INFORMATION

Item 15. Indemnification

No change from the information set forth in Item 30 of Post-Effective Amendment No. 12 to the Registration Statement on Form N-1A of SCM Trust, as filed on August 5, 2016, which information is incorporated herein by reference.

Item 16. Exhibits

(1) Amended and Restated Agreement and Declaration of Trust dated September 21, 2011, incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of SCM Trust, as filed on September 22, 2011.

(2) Amended and Restated By-Laws dated June 12, 2011, incorporated by reference to the initial Registration Statement on Form N-1A of SCM Trust, as filed on August 4, 2011.

(3) Inapplicable.

(4) Form of Agreement and Plan of Reorganization dated _______, 2018, and included as Appendix A to amended Form N-14/A as filed on June 20, 2018.

(5) Instruments defining rights of security holders. Reference is made to Article V of the Amended and Restated Declaration of Trust dated September 21, 2011, and to Article III of the Amended and Restated By-Laws dated June 12, 2011, each incorporated by reference to the SCM Trust Form N-14/A filed on June 20, 2018.

(6) Investment Advisory Agreement between SCM Trust and CCM Partners, LP d/b/a Shelton Capital Management, dated October 11, 2016, incorporated by reference to SCM Trust N-14 filed on March 13, 2018.

(7) Amended and Restated Distribution Agreement between SCM Trust and RFS Partners, LP, dated February 8, 2018, incorporated by reference to SCM Trust N-14 filed on March 13, 2018.

(8) Inapplicable.

(9) (a) Custody Agreement between SCM Trust, formerly known as Shelton Greater China Fund, and U.S. Bank, dated May 17, 2013, incorporated by reference to Post-Effective Amendment No. 3 to the Registration Statement on Form N-1A of SCM Trust, as filed on April 29, 2014.

(9) (b) First Amendment to Custody Agreement dated August 19, 2016, incorporated by reference to SCM Trust N-14 filed on March 13, 2018.

(9) (c) Second Amendment to Custody Agreement dated December 12, 2017, incorporated by reference to SCM Trust N-14 filed on March 13, 2018.

(10) (a) Share Marketing Plan, incorporated by reference to SCM Trust Form N-14 filed on July 27, 2016.

(10)(b) Multiple Class Plan (Rule 18f-3 Plan), incorporated by reference to SCM Trust Form N-14 filed on July 27, 2016.

(11) Opinion of Davis Graham & Stubbs LLP dated August 24, 2018, filed herewith.

(12) Opinion of Davis Graham & Stubbs LLP as to certain tax matters dated August 24, 2018, filed herewith.

(13) (a) Form of Administration Agreement, incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of SCM Trust, as filed on September 22, 2011.

(13) (b) Fund Services Agreement between SCM Trust and Gemini Fund Services, LLC, as amended March 21, 2017, incorporated by reference to SCM Trust N-14 filed on March 13, 2018.

(14) Accountant’s Consent, incorporated by reference to SCM Trust N-14/A filed on June 20, 2018.

(15) Inapplicable

(16) Powers of Attorney, incorporated by reference to SCM Trust N-14 filed on March 13, 2018.

(17) Inapplicable

Item 17. Undertakings

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of Denver, and the State of Colorado, on the 18th day of October, 2018.

SCM Trust

(Registrant)

SCM Trust

By /s/ Stephen C. Rogers
Stephen C. Rogers, President

As required by the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Stephen C. Rogers	Chairman of the Board, Trustee and Principal Executive Officer	October 18, 2018
Stephen C. Rogers

/s/ Kevin T. Kogler*	Trustee	October 18, 2018
Kevin T. Kogler

/s/ Marco Quazzo*	Trustee	October 18, 2018
Marco Quazzo

/s/ Stephen H. Sutro*	Trustee	October 18, 2018
Stephen H. Sutro

/s/ William P. Mock	Principal Financial and Accounting Officer	October 18, 2018
William P. Mock

*	Signed by Stephen C. Rogers pursuant to Powers of Attorney dated February 8, 2018, incorporated by reference to SCM Trust N-14 filed on March 13, 2018.

Exhibit List

Exhibits.	Description
(11)	Opinion of Davis Graham & Stubbs LLP, counsel to Registrant
(12)(a)	Opinion of Davis Graham & Stubbs LLP, counsel to Registrant, as to certain tax matters